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Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Bruce Thomas Conexant Systems, Inc. (949) 483-CNXT

CONEXANT TO RECEIVE $100 MILLION IN CASH FROM ACQUICOR AND JAZZ SEMICONDUCTOR MERGER COMPLETION

Conexant a 42 Percent Owner of the Specialty Chip Foundry Established in 2002

NEWPORT BEACH, Calif., Sept. 26, 2006 – Conexant Systems, Inc. (NASDAQ: CNXT) announced today that it expects to receive cash proceeds of approximately $100 million when Acquicor Technology, Inc. (AMEX: AQR), a special purpose acquisition company, completes its merger with Jazz Semiconductor, Inc., a privately held specialty wafer manufacturing company.

Under the terms of the definitive agreement announced today, Jazz will merge with a wholly owned subsidiary of Acquicor in an all-cash transaction valued at $260 million, subject to certain adjustments. Completion of the merger is expected to occur in the first quarter of calendar 2007. Acquicor and Jazz provided additional transaction details in their separate press release.

Conexant owns approximately 42 percent of Jazz, a wafer foundry that provides advanced specialty process technologies for the manufacture of highly integrated analog and mixed-signal semiconductor devices. Jazz was formed in March 2002 as a joint venture between Conexant and The Carlyle Group, a leading global private equity firm. Conexant contributed its specialty process technologies and the manufacturing equipment in its Newport Beach wafer fabrication facility to the joint venture in return for its stake in the new company. Prior to that, the Newport Beach fabrication facility was wholly owned by Conexant.

Jazz’s initial customers consisted of Conexant and Skyworks Solutions, Inc., a publicly traded company created from the spin-off of Conexant’s wireless business and the merger with Alpha Industries in June 2002. Since then, Jazz has successfully expanded and diversified its customer base. These new customers include Freescale Semiconductor, Inc., Marvell Technology Group Ltd., Texas Instruments, Inc., and RF Micro Devices, Inc.

“Jazz has been an important supplier for Conexant since its inception, and I expect our relationship to continue,” said Dwight W. Decker, Conexant chairman and chief executive officer. “Over the past four years, the Jazz team has consistently made outstanding progress on all fronts in a highly competitive environment. The company began manufacturing for just Conexant and its spin-off companies and is now a supplier to almost 100 new customers from all over the industry. I expect that the merged company and senior management team will continue to build on this record of success.

“From a Conexant perspective, our share of the proceeds from this transaction will significantly strengthen our balance sheet and provide us with improved liquidity,” Decker added.

Conexant expects to record a modest gain when the Acquicor-Jazz transaction closes.

About Conexant

Conexant’s innovative semiconductor solutions are driving broadband communications and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11-compliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug® and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

Conexant is a fabless semiconductor company with an annual revenue run-rate in excess of $1 billion. The company has approximately 2,800 employees worldwide, and is headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.

Safe Harbor

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

These risks and uncertainties include, but are not limited to:  the uncertainties of litigation, including claims of infringement of third-party intellectual property rights or demands that we license third-party technology and the demands it may place on the time and attention of our management and the expense it may place on the company; the risk that capital needed for our business and to repay our convertible notes will not be available when needed; the risk that the value of our common stock may be adversely affected by market volatility; general economic and political conditions and conditions in the markets we address; the substantial losses we have incurred; the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; continuing volatility in the technology sector and the semiconductor industry; demand for and market acceptance of our new and existing products; our successful development of new products; the timing of our new product introductions and our product quality; our ability to anticipate trends and develop products for which there will be market demand; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in our product mix; product obsolescence; the ability of our customers to manage inventory; our ability to develop and implement new technologies and to obtain protection for the related intellectual property; and possible disruptions in commerce related to terrorist activity or armed conflict, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.